Exhibit 99.1

Eyenovia Announces Promotion of Bren Kern to Chief Operating Officer and Corporate Vice President

Company also announces that Julia Haller, MD, is stepping down from its Board of Directors

NEW YORK—December 8, 2022—Eyenovia, Inc. (NASDAQ: EYEN), a pre-commercial ophthalmic technology company developing the Optejet® delivery system for use both in combination with its own drug-device therapeutic programs for mydriasis, presbyopia and pediatric progressive myopia as well as out-licensing for additional indications, today announced that Bren Kern, who currently serves as Eyenovia’s Senior Vice President of Manufacturing and Operations, has been promoted to Chief Operating Officer and Corporate Vice President, effective January 1st.

“Since joining the company earlier this year, Bren has made significant contributions preparing our manufacturing facility in Redwood City to commence operations, and I believe he is the ideal candidate to serve as the company’s Chief Operating Officer going forward,” stated Michael Rowe, Chief Executive Officer of Eyenovia. “As we approach the potential approval of MydCombi next year while continuing to support our development stage programs and strategic partnerships, we will rely heavily on Bren’s operations and manufacturing expertise, and I am very pleased to have him as part of our executive team.”

Mr. Kern has spent his career helping companies transition from research and development entities into scaled commercial manufacturing organizations. Over the past 20 years, he honed his skills by leading product optimization, supporting regulatory approvals (510K & PMA) and establishing cGMP compliant manufacturing solutions worldwide. Prior to joining the Company, Mr. Kern held leadership positions in multiple medical device and diagnostic companies, including Hound Labs, Inc. (a THC breathalyzer), Second Source Medical LLC (a medical device contract manufacturer), BioLux Research Ltd (an orthodontia acceleration device), BAROnova Inc. (a removable weight loss implant) and Bigfoot Biomedical Inc. /Asante Solutions, Inc. (an insulin delivery device). Mr. Kern holds a B.S. in Mechanical Engineering Technology from Oregon Institute of Technology.

Julia Haller, MD, to Step Down from the Board

Eyenovia also announced today that independent director Julia Haller, MD is stepping down from the company’s Board of Directors. Upon her departure, Eyenovia’s Board will be reduced to seven seats from eight.

“On behalf of the entire Board, I would like to thank Dr. Haller for her service during what was a crucial time for our company,” stated Sean Ianchulev, MD, MPH, Chairman of Eyenovia’s Board of Directors. “As a world-renowned retinal surgeon-scientist and innovator in the field of ophthalmology, Dr. Haller brought unique perspectives and advised us through some of our most important activities and events, including the evolution of our strategy. We wish her well in her future endeavors.”

About Mydcombi™ for Mydriasis

Mydcombi is Eyenovia's investigational, first-in-class fixed-dose-combination product (tropicamide 1% and phenylephrine 2.5% ophthalmic spray) for pharmacologic mydriasis (eye dilation), which is targeted to improve the efficiency of the estimated 100 million office-based comprehensive eye exams performed every year in the United States, as well as the estimated 4 million pharmacologic mydriasis applications for cataract surgery. Developed as a micro-formulation for use without anesthetic, Eyenovia believes Mydcombi will help improve the efficacy, tolerability, and efficiency of pharmacologic mydriasis. Mydcombi has been licensed to Arctic Vision (Hong Kong) Limited in Greater China and South Korea.

About Optejet® and Microdose Array Print (MAP™) Therapeutics

Eyenovia's Optejet microdose formulation and delivery platform for ocular therapeutics uses high-precision piezo-print technology to deliver 6-8 μL of drug, consistent with the capacity of the tear film of the eye. We estimate the volume of ophthalmic solution administered with the Optejet is less than 20% of that delivered using conventional eyedroppers, thus reducing overdosing and exposure to drug and preservatives. Eyenovia's patented microfluidic ejection technology is designed for fast and gentle ocular surface delivery, where solution is dispensed to the ocular surface in approximately 80 milliseconds, beating the ocular blink reflex. Successful use of the Optejet has been demonstrated more than 85% of the time after basic training in a variety of clinical settings compared to 40 – 50% historically seen with conventional eyedroppers. Additionally, its smart electronics and mobile e-health technology are designed to track and enhance patient compliance.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is an ophthalmic pharmaceutical technology company developing a pipeline of microdose array print (MAPTM) therapeutics. Eyenovia is currently focused on the late-stage development of microdosed medications for mydriasis, presbyopia and myopia progression. For more information, visit Eyenovia.com.

The Eyenovia Corporate Information slide deck may be found at ir.eyenovia.com/events-and-presentations.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment (which could still be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our product candidates; the potential impacts of COVID-19 on our supply chain; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties to develop and commercialize our product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; intellectual property risks; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
John Gandolfo
Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com